PDI CONTACT:	INVESTOR CONTACT:
Amy Lombardi	Melody Carey
PDI, Inc.	Rx Communications Group
(862) 207-7866	(917) 322-2571
ALombardi@pdi-inc.com	MCarey@RxIR.com
www.pdi-inc.com

PDI Reports 2010 First Quarter Financial Results
Management will Host Conference Call Today at 4:30pm ET

Parsippany, N.J., May 6, 2010 – PDI, Inc. (Nasdaq: PDII), a leading provider of promotional outsourced services to healthcare companies, today reported financial and operational results for the first quarter ended March 31, 2010. Recent operating highlights include:

•	First quarter revenues up 38% to $32.4 million compared to $23.5 million in 2009
•	First quarter gross profit up 40% to $6.9 million, compared to $5.0 million in 2009
•	First quarter operating loss improves 70% to ($1.7) million, compared to ($5.6) million loss in same period last year

	1st Quarter Ended
	March 31,*
$'s in millions except EPS	2010	2009

Revenue, net	$32.4	$23.5

Gross Profit	$6.9	$5.0

Operating Expenses
Compensation expense	5.0	6.3
Other SG&A	3.6	4.3
Total Operating Expenses	8.6	10.6

Operating Loss	$(1.7)	$(5.6)

Other income, net	0.1	0.1

Provision for Income Taxes	0.1	0.2

Net Loss	$(1.7)	$(5.7)

Diluted Loss Per Share	$(0.12)	$(0.40)

*Unaudited

Commenting on today’s news, Nancy Lurker, Chief Executive Officer of PDI, stated, “Our recent results reflect the first quarter-to-quarter improvement in financial results for PDI in the last several years.  The notable increase in revenues and substantial improvement in our operating

PDI Reports 2010 First Quarter Financial Results
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loss are reflective of accelerating market conditions and continued demand for our services, as well as the execution of ‘PDI Progress,’ our strategic growth plan. This transformational plan, which we launched in 2009, consists of several phases.  During the “Anchor” phase, which is now complete, we effectively re-established the priorities of the new PDI, including stabilizing the Company, focusing on our people and winning new contracts. The “Grow” phase, currently in progress, is a period during which we are focused on renewing client contracts, winning substantial new business and continuing to enhance PDI’s reputation as a best in class service provider to the healthcare industry.”

Ms. Lurker continued, “All of these initiatives have allowed PDI to benefit from the upturn in the market which began late last year, as pharmaceutical companies, in particular, continue to prioritize the retention of contract services organizations, such as PDI, that can bring improved efficiency, flexibility, and measurable bottom line results to their sales force initiatives.  A solid increase in PDI’s new business pipeline compared to the fourth quarter of 2009 and our ability to reduce our operating loss by 70% in the first quarter of 2010 versus the same period last year are testaments to our progress. Going forward, we are confident that the strength of our pipeline, coupled with our ability to win new contracts, will allow PDI to continue to execute towards our goal of achieving profitability by year end. It should be noted, however, that sustained profitability in 2011 will require continued growth in new contracts and close monitoring of our SG&A.”

Ms. Lurker further noted, “We would like to thank Jack Pietruski, who recently retired, for his numerous leadership roles and vision during his tenure as a member of our Board for the last 12 years. Jack was a valuable resource over the years, helping to guide PDI since its IPO.

“Additionally, we wish to extend our deepest thanks to Pat Dugan, who will be retiring as Chairman of the Board of PDI effective June 3, 2010, for his outstanding service over the past 23 years.  Pat founded PDI in 1987 and was its sole owner until taking the Company public in 1998. He is truly a pioneer in the industry and his expertise and vision have been invaluable in the Company’s growth. It is due to his efforts that PDI has become a leading provider of outsourced promotional services.”

Financial Overview First Quarter 2010

Revenue – For the first quarter ended March 31, 2010, revenue totaled $32.4 million compared to $23.5 million for the same period in 2009, an increase of $8.8 million or 38%. Higher revenue in both our Sales Services and Marketing Services segments contributed to the increase.

➢
Sales Services segment revenue was $28.3 million for the first quarter of 2010 compared to $20.5 million in 2009, an increase of $7.8 million or 38%. This increase is due to new contracts and the expansion of existing contracts offset, in part, by the expiration or termination of certain sales force arrangements in 2009.

➢
Marketing Services segment revenue was $4.1 million for the first quarter of 2010 compared to $3.0 million in 2009, an increase of $1.0 million or 34%. Higher revenue in our Pharmakon business unit of $1.2 million due to an increase in the number of projects, and slightly higher revenue in our TVG business unit were partially offset by a decrease in revenue from the closing of the Vital Issues in Medicine (VIM) business unit in 2009.

Gross Profit – Gross profit for the first quarter of 2010 was $6.9 million compared to $5.0 million for the same period in 2009, an increase of $2.0 million or 40%.  The increase in gross profit in the first quarter of 2010 was primarily attributable to the increase in revenue.

PDI Reports 2010 First Quarter Financial Results
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➢
Sales Services segment gross profit increased to $5.5 million for the first quarter of 2010 from $3.6 million in 2009, an increase of $1.8 million or 50%. This increase was primarily due to the increase in segment revenue, as well as a decrease in lower variable costs in 2010.

➢
Marketing Services segment gross profit increased to $1.5 million for the first quarter of 2010 from $1.3 million for the same period in 2009.  This increase was primarily attributable to higher revenue from our Pharmakon business unit. Gross profit also increased in this segment due to lower costs and favorable business and services mix offset, in part, by costs associated with the launch of the Company’s Contact Center, PDI Voice.

Total Operating Expenses – Total operating expenses for the first quarter of 2010 were $8.6 million compared to $10.6 million for the same period of 2009, a decrease of approximately $1.9 million or 18%. This decrease is due primarily to savings generated from the Company’s 2009 cost savings initiatives offset in part by costs associated with the launch of the Company’s Contact Center and strengthening of existing service offerings.

Operating Loss – The operating loss for the first quarter of 2010 was $(1.7) million compared to $(5.6) million for the same period in 2009.  The operating loss for the first quarter of 2010 improved approximately $(3.9) million or 70%, from the net effect of the revenue, gross profit and operating expense items discussed above.

Net Loss and Net Loss Per Share – Net loss for the first quarter of 2010 was $(1.7) million, or $(0.12) per share, compared to a net loss of $(5.7) million, or $(0.40) per share, for the same period of 2009. The net loss improved $4.0 million, or 70%, in 2010, compared to 2009. The net loss per share improved $0.28, or 70%, in 2010, compared to 2009.

Liquidity and Cash Flow – Cash and cash equivalents as of March 31, 2010 were $72.7 million which is $0.2 million higher than December 31, 2009.

➢
Net cash provided by operations for the first quarter of 2010, which was aided by the receipt of $3.3 million of income tax refunds, was $0.9 million compared to net cash used in operations of $(9.1) million for the same period of 2009.

➢	As of March 31, 2010, the Company’s cash equivalents were predominantly invested in Treasury money market funds and the Company had no commercial debt.

Conference Call

As previously announced, PDI will hold a conference call today, to discuss financial and operational results of the first quarter ended March 31, 2010 as follows:

Time: 4:30 PM (ET)

Dial-in numbers: (866) 644-4654 (U.S. and Canada) or (706) 643-1203

Conference ID#: 69006086

Live webcast: www.pdi-inc.com

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The teleconference replay will be available three hours after completion through Monday, May 10, 2010 by dialing (800) 642-1687 (U.S. and Canada) or (706) 645-9291 and entering conference ID 69006086. The archived webcast will be available for one year on the Company’s investor website, www.pdi-inc.com.

About PDI
PDI provides commercialization services for the healthcare industry. The company is dedicated to maximizing the return on investment for its clients by providing strategic flexibility, sales and marketing expertise. For more information, please visit the company’s website at www.pdi-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. These statements are based on current expectations and assumptions involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI's control. These statements also involve known and unknown risks, uncertainties and other factors that may cause PDI's actual results to be materially different from those expressed or implied by any forward-looking statement. For example, with respect to statements regarding projections of future revenues, growth and profitability, actual results may differ materially from those set forth in this release based on the loss, early termination or significant reduction of any of our existing service contracts, the failure to meet performance goals in PDI's incentive-based arrangements with customers or the inability to secure additional business. Additionally, all forward-looking statements are subject to the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Annual Report on Form 10-K for the year ended December 31, 2009, and PDI's subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

(Tables to Follow)

PDI Reports 2010 First Quarter Financial Results
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PDI, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009

Revenue, net	$32,373	$23,531
Cost of services	25,427	18,559
Gross profit	6,946	4,972

Compensation expense	4,993	6,293
Other selling, general and administrative expenses	3,643	4,258
Total operating expenses	8,636	10,551
Operating loss	(1,690)	(5,579)
Other income, net	57	103
Loss before income tax	(1,633)	(5,476)
Provision for income tax	66	239
Net loss	$(1,699)	$(5,715)

Loss per share of common stock:
Basic	$(0.12)	$(0.40)
Diluted	$(0.12)	$(0.40)

Weighted average number of common shares and
common share equivalents outstanding:
Basic	14,259	14,223
Diluted	14,259	14,223

PDI Reports 2010 First Quarter Financial Results
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Segment Data (Unaudited)
($ in thousands)

	Sales	Marketing
	Services	Services	Consolidated
Three months ended March 31, 2010:
Revenue, net	$28,318	$4,055	$32,373
Gross profit	$5,476	$1,470	$6,946
Gross profit %	19.3%	36.3%	21.5%
Three months ended March 31, 2009:
Revenue, net	$20,494	$3,037	$23,531
Gross profit	$3,639	$1,333	$4,972
Gross profit %	17.8%	43.9%	21.1%

Selected Balance Sheet Data (Unaudited)
(in thousands)
	March 31,	December 31,
	2010	2009

Cash and cash equivalents	$72,691	$72,463

Total current assets	$92,387	$96,511
Total current liabilities	23,205	24,880
Working capital	$69,182	$71,631

Total assets	$106,320	$109,776
Total liabilities	$32,790	$34,886
Total stockholders' equity	$73,530	$74,890

Selected Cash Flow Data (Unaudited)
(in thousands)
	March 31,
	2010	2009

Net loss	$(1,699)	$(5,715)
Non-cash items	781	1,379
Net change in assets and liabilities	1,852	(4,780)
Net cash provided by (used in) operations	$934	$(9,116)

Change in cash and cash equivalents	$228	$(9,143)